THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

                                                                                                                                            July 30, 2010

The Santa Barbara Group of Mutual Funds, Inc.

1270 Hillcrest Avenue

Pasadena, CA 91106

RE:

Santa Barbara Group of Mutual Funds, Inc.

File Nos. 33-56546 and 811-07414

Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 14 to The Santa Barbara Group of Mutual Funds, Inc.’s Registration Statement (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 24 under the Securities Act of 1933, Post-Effective Amendment No. 29 under the Investment Company Act of 1940 (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP